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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number:  0-26288


                             CONTOUR MEDICAL, INC.
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             (Exact name of registrant as specified in its charter)


          6025 SHILOH ROAD, ALPHARETTA, GEORGIA 30005, (770) 888-8528
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock (par value $.001 per share)
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(i)   [ ]
      Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]             Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]

          Approximate number of holders of record as of the certification or
notice date:    1
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Contour Medical, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  July 2, 1998               By: /s/ ROBERT D. WOLTIL
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                                  Name:  Robert D. Woltil
                                  Title: Vice President


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